Exhibit 99.1

Tapestry, Inc. Appoints Jide Zeitlin Chief Executive Officer

Board Reaffirms Commitment to Multi-Brand Strategy;
Zeitlin to Drive Execution and Sustainable Organic Growth

NEW YORK--(BUSINESS WIRE)--September 4, 2019--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today announced that Jide Zeitlin, the Company’s Chairman of the Board, has been appointed Chief Executive Officer. Mr. Zeitlin succeeds Victor Luis, who is leaving the Company and its Board of Directors. The Company also announced that Susan Kropf, a current member of the Tapestry Board, has been named Lead Independent Director. Mr. Zeitlin will continue in his role as Chairman. All appointments are effective immediately.

With more than 30 years of global financial and operational experience and over a decade of serving on Tapestry’s Board, Mr. Zeitlin will actively drive the Company’s business performance with the objective of creating long-term sustainable growth. At the appropriate time, Mr. Zeitlin, with his Board colleagues, will lead a search for a future Chief Executive Officer.

Mr. Zeitlin said, “On behalf of the Board, we thank Victor for the passion and commitment he has shown during his time with the Company. Early in his tenure, he was a critical part of Coach’s development outside of North America, first as President and CEO of Coach Japan and then assuming responsibility for the brand’s entire international organization. Over the past five years, as CEO, Victor was instrumental in the successful transformation of Coach and the establishment of Tapestry as New York’s first house of modern luxury lifestyle brands.”

Mr. Luis said, “I am grateful to and inspired by the more than 20,000 people who make up this incredible Company. Together we have energized the Coach brand, while creating a unique portfolio with the acquisitions of Stuart Weitzman and Kate Spade. I am proud to have led the talented individuals at Tapestry and of the culture rooted in optimism, innovation and inclusivity that we’ve built. I am confident in the boundless potential of these teams and brands and very much look forward to following their future success.”

“The Board remains committed to Tapestry’s multi-brand model, while recognizing the need to sharpen our focus on execution. Given the continued strength and momentum at Coach – the largest brand at Tapestry – our top priority remains driving significantly improved performance at our acquired brands,” said Ms. Kropf.

Ms. Kropf continued, “Having worked alongside Jide for more than 10 years, I know how eminently capable he is of leading Tapestry’s world-class teams at this time. He is highly respected within the organization, and I am confident that Jide will help our teams unlock the potential of our entire portfolio.”

Mr. Zeitlin said, “I have profound belief in Tapestry’s people and culture, as well as our ability to enhance returns for all stakeholders. Coach, Kate Spade and Stuart Weitzman have powerful and differentiated positioning, strong consumer connections and attractive growth potential. Together with a talented management team that combines long-tenured executives with new leaders who bring fresh perspectives, we will act with urgency to drive sustainable organic growth.”

The Company is maintaining its Fiscal 2020 financial outlook and continues to expect to return approximately $700 million to shareholders through its dividend and repurchase programs.

About Jide J. Zeitlin

Jide J. Zeitlin was elected to Tapestry’s Board of Directors in June 2006 and has served as the Chairman of the Board since November 2014. He spent the first 20 years of his career at Goldman Sachs, where he held a number of senior management positions, including as a member of Goldman Sachs’s Executive Office and serving as Global Chief Operating Officer of their investment banking businesses. Mr. Zeitlin serves on the board of Affiliated Managers Group, Inc., is Chairman Emeritus of Amherst College and is Chairman of the Nigeria Sovereign Investment Authority. He is, or has been, a member of numerous boards, including Milton Academy, the Harvard Business School Board of Dean's Advisors, Teach for America, Doris Duke Charitable Foundation, Montefiore Medical Center, Playwrights Horizons, Saint Ann’s School and Common Ground Community. Mr. Zeitlin holds an A.B. degree, magna cum laude, in Economics and English from Amherst College and an M.B.A. degree from Harvard University.

About Tapestry

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, statements regarding the Company’s planned share repurchase program and anticipated dividend payments for future quarters, as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our ERP implementation and growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com